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                                                                    EXHIBIT 99.2


                                                              May __, 2001

               INSTRUCTIONS AS TO USE OF RIGHTS CERTIFICATES FOR

                WESTAR INDUSTRIES, INC. SHARES OF COMMON STOCK

         CONSULT THE SUBSCRIPTION AGENT, INFORMATION AGENT, YOUR BANK

                      OR YOUR BROKER AS TO ANY QUESTIONS

          The following instructions relate to the distribution (the "Rights Offering") by Westar Industries, Inc. ("Westar Industries"), a Kansas corporation, a wholly-owned subsidiary of Western Resources, Inc. ("Western Resources") of non-transferable rights ("Rights") to purchase from Westar Industries shares of common stock, par value $.01 per share, of Westar Industries as described in Westar Industries' prospectus dated May [ ], 2001 (the "Prospectus"). Each holder of Western Resources common stock, stock options, and restricted share units, other than Westar Industries and foreign stockholders (the "Eligible Holders"), as of May 9, 2001 (the "Record Date"), will receive one Right for every six shares of Western Resources common stock, or every six shares underlying a stock option or restricted share unit, held on the Record Date, provided that each Eligible Holder will receive at least one Right. Each Right carries a basic subscription privilege (the "Basic Subscription Privilege") which entitles the Eligible Holders to purchase one Common Share at the subscription price of $10 per share (the "Subscription Price"). In addition, subject to the allocation described below, each Right carries an over-subscription privilege (the "Over-Subscription Privilege") which entitles Eligible Holders to purchase additional shares of common stock at the Subscription Price per share. No fractional Rights, fractional shares of common stock or cash in lieu thereof will be distributed or paid by Westar Industries, but rather Westar Industries will round down the number of Rights distributed to each Eligible Holder to the nearest whole number, provided that each Eligible Holder will receive at least one Right. An aggregate of up to 12,250,000 shares of common stock will be distributed in connection with the Rights Offering.

          The Rights will expire at 5:00 p.m., New York City time, on July 13, 2001, unless extended by Westar Industries (as it may be extended, the "Expiration Date"). The number of Rights to which you are entitled is printed on the face of your rights certificate (the "Rights Certificate"). You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate section on the back of your Rights Certificate and returning the Rights Certificate along with an appropriate subscription payment to the Subscription Agent in the envelope provided.

          YOUR SUBSCRIPTION CERTIFICATE MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, OR GUARANTEED DELIVERY REQUIREMENTS WITH RESPECT TO YOUR SUBSCRIPTION CERTIFICATES MUST BE COMPLIED WITH,
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AND PAYMENT OF THE RIGHTS PRICE FOR EACH COMMON SHARE SUBSCRIBED FOR PURSUANT
TO THE BASIC SUBSCRIPTION PRIVILEGE AND THE OVER-SUBSCRIPTION PRIVILEGE, INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, ON OR PRIOR TO THE EXPIRATION DATE. YOU MAY NOT REVOKE ANY EXERCISE OF A RIGHT UNLESS THE EXPIRATION DATE IS EXTENDED BY MORE THAN THIRTY DAYS OR A MATERIAL CHANGE IN THE TERMS OF THE RIGHTS OFFERING IS MADE.

          Shares of common stock will be available for purchase pursuant to the Over-Subscription Privilege only upon the Eligible Holder having fully subscribed for shares of common stock pursuant to the Basic Subscription Privilege and only to the extent that all the shares of common stock are not subscribed for through the exercise of the Basic Subscription Privilege by the Expiration Date (as defined below). The amount of additional shares of common stock for which each Eligible Holder may over-subscribe is the higher of (1) five times the number of Rights received in the Rights Offering and (2) 100 shares of common stock. Eligible Holders may only exercise their Over-Subscription Privilege if they exercised their Basic Subscription Privilege in full. If the shares of common stock available are not sufficient to satisfy all subscriptions (the "Excess Shares") pursuant to the Over-Subscription Privilege, Westar Industries will allocate the Excess Shares among the Eligible Holders who exercised their Over-Subscription Privilege. The allocation will be made first to the holders of less than 100 Rights so that those holders may subscribe for 100 shares of common stock (or the next higher multiple of 10 shares) and thereafter pro rata among all Eligible Holders exercising the Over-Subscription Privilege. If an Eligible Holder exercised his or her Over-Subscription Privilege and is allocated less than all of the shares of common stock which he or she wished to subscribe for, the excess payment for shares of common stock that were not allocated to such Eligible Holder will be returned by mail without interest or deduction as soon as practicable after the Expiration Date.

          Westar Industries will not have any liability to you as a Rights holder if your Subscription Certificate (together with all required payments and documents) is not received by the Subscription Agent in time for exercise prior to the Expiration Date.

1.  SUBSCRIPTION PRIVILEGES; EXERCISE.

To exercise Rights, complete the reverse side of your Rights Certificate and send your properly completed and executed Rights Certificate, together with payment in full of the Subscription Payment for all shares of common stock subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, to the Subscription Agent. FACSIMILE DELIVERY OF THE RIGHTS CERTIFICATE WILL NOT CONSTITUTE VALID DELIVERY. The Subscription Payment must be made in U.S. dollars for the full number of shares of common stock being subscribed for by either (a) check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order payable in U.S. dollars payable to Alpine Fiduciary Services, Inc., as Subscription Agent; or
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(b) wire transfer of immediately available funds to the subscription account maintained by Alpine Fiduciary Services, Inc., the Subscription Agent, for such purpose at the Provident Bank, One East Fourth Street, Cincinnati, OH 45202 ABA No. #042000424 Account No. #0767-618 for further credit to Alpine Fiduciary Services, Inc. as Agent for Westar Industries, Inc.

ACCEPTANCE OF PAYMENTS.

          The Subscription Payment will be deemed to have been received by the Subscription Agent only upon the (a) clearance of any uncertified check, (b) receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order payable in U.S. dollars, or (c) receipt of collected funds in the Subscription Agent's account designated above. IF PAYING BY UNCERTIFIED PERSONAL CHECK, PLEASE NOTE THAT UNCERTIFIED CHECKS MAY TAKE AT LEAST FIVE (5) BUSINESS DAYS TO CLEAR AND THAT SUCH CHECKS MUST CLEAR ON OR PRIOR TO THE EXPIRATION DATE FOR YOU TO HAVE VALIDLY EXERCISED YOUR RIGHTS. ACCORDINGLY, RIGHTS HOLDERS WHO WISH TO PAY THE SUBSCRIPTION PRICE BY MEANS OF AN UNCERTIFIED PERSONAL CHECK ARE URGED TO MAKE PAYMENT SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO ENSURE THAT SUCH PAYMENT IS RECEIVED AND CLEARED BY SUCH TIME AND ARE URGED, IN THE ALTERNATIVE, TO CONSIDER PAYMENT BY MEANS OF A CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS TO AVOID MISSING THE OPPORTUNITY TO EXERCISE THEIR RIGHTS.

EXERCISE THROUGH BANK OR BROKER; PROCEDURES FOR GUARANTEED DELIVERY.

          You may make arrangements for the delivery of funds on your behalf and request a bank or broker to exercise the Rights represented by the Rights Certificate on your behalf.

          Alternatively, if you wish to exercise Rights, but time will not permit you to deliver your Rights Certificate(s) to the Subscription Agent on or prior to the Expiration Date, you may cause a written guarantee substantially in the form attached to these instructions (the "Notice of Guaranteed Delivery") from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, to be delivered to the Subscription Agent at or prior to the Expiration Date, guaranteeing delivery of your properly completed and executed Rights Certificate within three business days following the date of the Notice of Guaranteed Delivery, together with payment in full of the applicable Subscription Payment. If this procedure is followed, your Rights Certificates and the related Nominee Holder Certification, if applicable, must be received by the Subscription Agent within three (3) business days of the Notice of Guaranteed Delivery. Ad-
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ditional copies of the Notice of Guaranteed Delivery may be obtained upon request from the Information Agent at the address, or by calling the telephone number, indicated below.

          Bankers, brokers and other nominee holders of Rights who exercise the Basic Subscription Privilege and the Over-Subscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and Westar Industries, as to: (1) the names of the beneficial owners on whose behalf they are acting; (2) the nominee holder's authority to so act; (3) the aggregate number of Rights being exercised on behalf of each beneficial owner; and (4) the aggregate number of shares of common stock that are being subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege of each beneficial owner of Rights on whose behalf such nominee holder is acting.

          Westar Industries will pay to brokers 10 cents for each Common Share purchased upon the exercise of Rights (including shares of common stock purchased pursuant to the Over-Subscription Privilege) by a beneficial owner of up to 5,000 shares of Western Resources common stock on the Record Date.

CONTACTING THE SUBSCRIPTION AGENT OR THE INFORMATION AGENT.

          The address, telephone and facsimile numbers of the Subscription Agent are as follows:

                        Alpine Fiduciary Services, Inc.
                 c/o Georgeson Shareholder Communications Inc.
           By Mail:  P.O. Box 2065, South Hackensack, NJ  07606-9974
        By Overnight Courier:  111 Commerce Road, Carlstadt, NJ  07022
          By Hand:  110 Wall Street, 11th floor, New York, NY  10005
                              Attn:  Will Richard
                           Toll free (888) 388-2251
                          Facsimile:  (201) 460-2889

        The telephone numbers of the Information Agent are as follows:

                  Georgeson Shareholder Communications Inc.:
                            For registered holders
                           Toll free (888) 388-2251
                     For Banks and Brokers (212) 440-9800

PARTIAL EXERCISES; EFFECT OF OVERPAYMENT AND UNDERPAYMENT.

          If you exercise less than all of the Rights printed on your Rights Certificate, the Subscription Agent will, upon request, issue to you a new Rights Certificate evidencing the unexercised Rights. If you choose to have a new Rights Certificate sent
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to you, however, you may not receive any such new Rights Certificate in sufficient time to permit you to exercise the Rights evidenced thereby.

          If you have not specified the number of shares of common stock being subscribed for pursuant to the Basic Subscription Privilege, or do not forward full payment of the Total Subscription Payment for the number of shares of common stock that you indicate are being exercised, you will be deemed to have exercised such Basic Subscription Privilege with respect to the maximum whole number of Rights that may be exercised with the Subscription Payment delivered to the Subscription Agent. If the Total Subscription Payment forwarded to the Subscription Agent is greater than the amount owed for the number of shares of common stock to be purchased pursuant to the Basic Subscription Privilege (the "Subscription Excess"), you will be deemed to have exercised your Over-Subscription Privilege to purchase, to the extent available and subject to limitations on allocation of shares of common stock previously discussed, the maximum number of shares of common stock with the Subscription Excess. If your full Subscription Payment is not applied to your purchase of shares of common stock, you will be refunded the amount of any overpayment, sent via mail, without interest or deduction, as soon as practicable after the Expiration Date.

2.  DELIVERY OF STOCK CERTIFICATES, ETC.

          It is anticipated that the closing of the sale of shares issuable upon exercise of the Rights (the "Closing") will occur as soon as practicable following the Expiration Date (the "Closing Date"). The following delivery and payment will be made to the address shown on the face of your Rights
Certificate:

          (A) BASIC SUBSCRIPTION PRIVILEGE AND OVER-SUBSCRIPTION PRIVILEGE. As soon as practical after the Expiration Date, we will deliver to each Eligible Holder who validly exercises their Basic Subscription Privilege and the Over-Subscription Privilege, if any, shares of common stock purchased pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege.

          (B) CASH PAYMENTS. As soon as practicable after the Closing Date, the Subscription Agent will mail to each Rights holder any excess funds received in payment of the Subscription Payment for shares of common stock that are subscribed for by such Rights holder but not allocated to such Rights holder pursuant to the Over-Subscription Privilege.

3.   EXECUTION.

          (A) EXECUTION BY REGISTERED HOLDER. The signature on the Rights Certificate must correspond with the name of the registered Eligible Holder exactly as it appears on the face of the Rights Certificate without any alteration or
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change whatsoever. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must certify to the Subscription Agent and Westar Industries as to their authority to so act.

          (B)  EXECUTION BY PERSON OTHER THAN REGISTERED HOLDER. If the
Rights Certificate is executed by a person other than the Eligible Holder named on the face of the Rights Certificate, proper evidence of authority of the person executing the Rights Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

4.  METHOD OF DELIVERY.

          The method of delivery of Rights Certificates and payment of the Subscription Payment to the Subscription Agent will be at the election and risk of the Eligible Holder, but, if sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and the clearance of any uncertified personal checks sent in payment of the Subscription Payment prior to the Expiration Date.